Exhibit 10.52

600 Lexington Avenue, 6th Floor New York, NY 10022 Phone: (212) 759-4433 Fax: (212) 759-5532 www.alvarezandmarsal.com

January 19, 2005

Thomas F. Helms, Jr.

Chairman of the Board and Chief Executive Officer

North Atlantic Trading Company, Inc.

257 Park Avenue South

New York, NY 10010

Dear Mr. Helms:

You have indicated that North Atlantic Trading Company, Inc. and North Atlantic Holding Company, Inc. (collectively, the “Company”) may need interim executive services for a period of time to assist it in assessing its operations and identifying opportunities for improvement and cost reductions, to supplement its staff with additional personnel having financial expertise and to perform the other services described herein. You have asked us whether Alvarez & Marsal, LLC (“A&M”) would be willing to provide such services. This letter confirms and sets forth the terms and conditions of the engagement between A&M and the Company pursuant to which A&M is willing to provide the services as set forth herein. Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Company and A&M.

1.	Description of Services

a.	In connection with this engagement, A&M shall provide the following services to the Company:

i.	assist the Company in interacting with the Company’s lenders and security holders,

ii.	assess the capabilities of the Company’s finance and accounting operations,

iii.	assist the Company in its budgeting process,

iv.	assist with the preparation of the 2004 financial statements and the related audit,

Atlanta • Chicago • Dallas • Denver • Houston • Los Angeles • New York • Phoenix • San Francisco • Frankfurt • London • Paris • Hong Kong

v.	assist with the preparation of the Company’s Annual Report on Form 10-K and any other filings required under applicable securities laws,

vi.	focus on cost reduction and performance improvement opportunities,

vii.	make available Douglas R. Rosefsky to serve as Chief Financial Officer (“CFO”) ; and

viii.	make available an additional A&M professional (the “Additional Officer”) to serve as an assistant to the CFO and, upon your request, to serve as Director-Finance of the Company.

b.	Duties.

i.	In the event the Company requests that Rosefsky serve as CFO, he shall accept such appointment and shall perform the services typically provided by a chief financial officer of a company with the operations, revenues, capital structure and reporting obligations of the Company.

ii.	The CFO and the Additional Officer shall perform such other services as requested or directed by the Chief Executive Officer of the Company (the “CEO”) and agreed to by such officers, provided that such services are within the scope of what might be reasonably expected of officers serving in their respective positions. The CFO shall report to the CEO and the Additional Officer shall report to the CFO.

c.	Employment by A&M. The Personnel will continue to be employed by A&M and while rendering services to the Company will continue to work with other personnel at A&M in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement. With respect to the Company, however, the CFO and the Additional Officer shall operate under the direction of the Board and A&M shall have no liability to the Company for any acts or omissions of such officers.

e.	Projections; Reliance; Limitation of Duties. You understand that the services to be rendered by the Personnel may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the Personnel will be relying on information provided by non-A&M members of the Company’s management in the preparation of those projections and other forward-looking statements.

2.	Compensation

a.	A&M will be paid by the Company for the services of Rosefsky a monthly fee of $100,000 and for the services of the Additional Officer a monthly fee of $50,000, in each case prorated for the actual days providing services hereunder. The Company recognizes that in order for A&M to effectively and efficiently fulfill the terms of this engagement, the CFO must be able to staff the project with required personnel as needed. The Company will compensate A&M for the services of such other personnel as the CEO and A&M mutually agree would be appropriate to assist in this engagement based on the then current hourly billing rate for such other personnel.

b.	The current hourly billing rates for other A&M personnel based on the position held by such A&M personnel in A&M, are:

i.	Managing Director	$500 - $675
ii.	Director	$375 - $475
iii.	Associate	$275 - $375
iv.	Analyst	$150 - $300

Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

c.	In addition, A&M will be reimbursed by the Company for the reasonable out-of-pocket expenses of the Personnel incurred in connection with this assignment, such as travel, lodging, duplications, computer research, messenger and telephone charges. In addition, A&M shall be reimbursed by the Company for the reasonable fees and expenses of its outside counsel incurred in connection with the preparation and negotiation of this Agreement. All fees and expenses due to A&M will be billed on a monthly basis or, at A&M’s discretion, more frequently.

d.	The Company shall promptly remit to A&M a retainer in the amount of $150,000 which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

e.	In the event this engagement continues for a period longer than 90 days, the Company and A&M will negotiate the terms of an incentive fee in such amount and payable based on such criteria as may be acceptable to the Company and A&M.

3.	Term

The engagement will commence as of the date hereof and may be terminated by either party without cause by giving (x) 30 days’ written notice to the other party during the first 90 days after the date hereof and (y) fifteen days’ written notice to the other party thereafter; provided that the Company may terminate the engagement of the Additional Officer hereunder on or after the date that is 30 days after the date hereof by giving fifteen days’ prior written notice to A&M. In the event of any termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination).

4.	No Audit, Duty to Update.

It is understood that the Personnel and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company. The Personnel and A&M are under no obligation to update data submitted to them or review any other areas unless specifically requested by the CEO to do so. Nothing contained in this section shall limit any duties of the CFO arising from reporting obligations under the federal securities laws.

5.	No Third Party Beneficiary.

The Company acknowledges that all advice (written or oral) given by A&M to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board of Directors and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

6.	Conflicts.

A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware. Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, A&M will not represent the interests of any such entities or people in connection with this matter.

7.	Confidentiality / Non-Solicitation.

The CFO, the Additional Officer and A&M (including all other Personnel) shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings (subject to providing prior notice if and to the extent practicable to the Company to afford it the opportunity to seek a protective order) or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. Except as specifically provided for in this letter, the Company agrees not to solicit, recruit or hire any employees of A&M effective from the date of this Agreement and continuing for a period of two years subsequent to the termination of this engagement. Should the Company extend offers of employment to any A&M employee (other than as specifically provided for in this Agreement) and should such an offer be accepted, A&M will be entitled to a fee based upon such individual’s hourly rates multiplied by an assumed annual billing of 2,000 hours. This fee would be payable at the time of the individual’s acceptance of employment from the Company.

8.	Indemnification.

The Company shall indemnify the CFO and the Additional Officer to the same extent as the most favorable indemnification it extends to any of its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CFO or the Additional Officer. The CFO and the Additional Officer shall be covered as an officer under the Company’s existing director and officer liability insurance policy (a “D&O policy”). The Company shall also maintain any such insurance coverage for the CFO and the Additional Officer for a period of not less than two years following the date of the termination of such officer’s services hereunder. The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the CFO’s or the Additional Officer’s rights hereunder. The attached indemnity provisions are incorporated herein and the termination of this agreement or the engagement shall not affect this provision or the attached indemnity provisions, which shall survive termination.

9.	Miscellaneous.

This Agreement shall (together with the attached indemnity provisions) be: (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Company and A&M each agrees (a) to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M or any of its personnel hereunder; (b) that, to the extent permitted by applicable law, any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; (c) to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and (d) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal, LLC

By:	/s/ Douglas P. Rosefsky
Douglas P. Rosefsky
Managing Director

Accepted and Agreed:

North Atlantic Trading Company, Inc.

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr.
Chairman of the Board and Chief Executive Officer

North Atlantic Holding Company, Inc.

By:	/s/ Thomas F. Helms, Jr.
Thomas F. Helms, Jr.
Chairman of the Board and Chief Executive Officer